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Exhibit 10.6

Notice of Grant of and Agreement	QUIDEL CORPORATION ID: 94-2573850 10165 McKellar Court San Diego, CA 92121

Option Number: Plan: ID:

Effective (Date), you have been granted a(n) (Incentive Stock Option, Non-Qualified Stock Option or Restricted Stock Purchase) to buy (Number) shares of QUIDEL CORPORATION (the Company) stock at $(Price) per share.

The total price of the shares granted is $(Total price).

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
Annually Quarterly

By your signature and the Company's signature below, you and the Company agree that these            are granted under and governed by the terms and conditions of the Company's                         Plan as amended and the            Agreement, all of which are attached and made a part of this document.

QUIDEL CORPORATION	Date
Date

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  Exhibit 10.6